Sub-Item 77K: Changes in registrant's certifying accountant for The Boston Trust & Walden Funds

The independent accountants previously engaged as the principal accountant to audit the Groups financial statements were Arther Anderson L.L.P. (the "former accountant"). The former accountant was dismissed by the Board of Trustees' selection on November 14, 2002 of
Tait, Weller & Baker as independent auditors for The
Boston Trust & Walden Funds for the fiscal year ending
March 31, 2003. The former accountant's report on the financial statements of the Group for each of the past two years contained and unqualified opinion. There were no disagreements with the former accountant during the Group's two most recent fiscal years and any subsequent interim period preceding such dismissal on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, disagreement, if not resolved to the satisfaction of the former accountant, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.


On May 16, 2002 , the Board of Trustees of The Coventry
Group ( the "Group") approved Tait, Weller & Baker to serve as the Group's independent auditors for The Boston
Trust & Walden Funds for the fiscal year ending March 31,
2003. The Trustees unanimously adopted the following resolution:


		Appointment of Tait, Weller & Baker

RESOLVED, that Tait, Weller & Baker be, and hereby are, selected as auditors of The Boston Trust & Walden Funds for the fiscal year ending March 31, 2003, provided, however, that such selection is hereby conditioned upon the right of the Group by vote of a majority of its outstanding Shares at any meeting for that purpose to terminate the same forthwith without penalty.